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                                                                     Exhibit 11
THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
Computation of Earnings Per Share
(In thousands)

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

                                                                        Three Months Ended                  Six Months Ended
                                                                              June 30                            June 30
                                                                   -----------------------------       --------------------------
                                                                       1998             1997              1998             1997
                                                                       -----            -----             -----            -----
EARNINGS:
Basic:

Net income (loss), as reported                                       $(273,803)          288,942           (79,125)        458,360
Dividends on preferred stock, net of taxes                              (2,120)           (2,168)           (4,269)         (6,012)
Premium on preferred shares redeemed                                    (1,361)             (651)           (2,205)           (911)
                                                                   -----------       -----------       -----------      ----------
    Net income (loss) available to common shares                     $(277,284)          286,123           (85,599)        451,437
                                                                   ===========       ===========       ===========      ==========
Diluted:
Net income (loss), available to common shares                        $(277,284)          286,123           (85,599)        451,437
Effect of dilutive securities:
   Convertible preferred stock                                               -             1,502                 -           3,017
   Zero coupon convertible notes                                             -               779                 -           1,542
   Convertible monthly income preferred securities                           -             2,019                 -           4,037
                                                                   -----------       -----------       -----------      ----------
    Net income (loss) available to common shares                     $(277,284)          290,423           (85,599)        460,033
                                                                   ===========       ===========       ===========      ==========
COMMON SHARES:
Basic:
 Weighted average common shares outstanding                            235,160           229,611           234,670         230,211
                                                                   ===========       ===========       ===========      ==========
Diluted:
 Weighted average common shares outstanding                            235,160           229,611           234,670         230,211
 Effect of dilutive securities::
    Stock options                                                            -             4,786                 -           4,702
    Convertible preferred stock                                              -             8,025                 -           7,848
    Zero coupon convertible notes                                            -             2,923                 -           2,923
    Convertible monthly income preferred securities                          -             7,017                 -           7,017
                                                                   -----------       -----------       -----------      ----------
    Weighted average, as adjusted                                      235,160           252,362           234,670         252,701
                                                                   ===========       ===========       ===========      ==========
EARNINGS (LOSS) PER COMMON SHARE:
    Basic                                                               $(1.18)             1.25             (0.36)           1.96
    Diluted                                                             $(1.18)             1.15             (0.36)           1.82

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The assumed exercise of stock options, and the assumed conversion of preferred stock, zero coupon notes and monthly income preferred securities are each anti-dilutive to The St. Paul's net income for the three months and six months ended June 30, 1998. As a result, the potentially dilutive effect of those securities is not considered in the calculation of EPS amounts for those periods.